EXHIBIT - 10.12(A)
AGREEMENT FOR PAYMENT OF SUPPLEMENTAL BENEFITS
     THIS AGREEMENT (the Agreement) is executed the 26th day of April,1995 effective the 1st day of January, 1995 between The Dalton Foundries, Inc., an Indiana corporation with its principal office in Warsaw, Indiana (the Company) and J. L. DeRita (the Employee).
RECITALS
     The Employee holds a key executive and management position with the Company and currently is employed pursuant to a letter agreement dated July 25, 1994, as amended by a letter agreement dated April 4, 1995 (the “Employment Letter”). As additional incentive to the Employee and to assure his interest in the Company’s continued growth and success, the Company is willing to provide to the Employee certain deferred, supplemental benefits as described herein.
     THEREFORE, in consideration of their mutual undertakings, the parties agree as follows:
     1. Continued Employment. The Company continues the Employee’s services as an employee and the Employee accepts continued employment under the terms and conditions of the Employment Letter and this Agreement
     2. Other Benefits. Nothing contained in this Agreement shall be construed to exclude the Employee from any supplemental compensation, bonus, insurance, medical, severance, retirement or other employee benefit to which he otherwise may be or become entitled as an employee of the Company. The benefit(s) payable under this Agreement shall not be construed as compensation to the Employee for the purpose of computing benefits under any employee retirement plan or similar arrangement maintained by the Company for the benefit of its employees.
     3. Supplemental Retirement Benefit.
     (a) For purposes of this Agreement: “Service” means employment with the Company, and “Benefit Commencement Date” means the first day of the month following the earlier of (i) the date the Employee attains age sixty-five (65) or (ii) the date of the Employee’s death.
     (b) If the Employee’s Service continues to the date he attains age sixty-five (65), a supplemental retirement benefit shall be paid by the Company to the Employee in the amount of Four Thousand One Hundred Sixty-Seven Dollars ($4,167) per month for a period not to exceed one hundred twenty (120) months, commencing on the Employee’s Benefit Commencement Date.
     4. Death or Disability Benefit. If the Employee’s Service is terminated by death or disability at any time, in lieu of the supplemental retirement benefit a death benefit equal in amount to the supplemental retirement benefit shall be paid by the Company to the Employee’s spouse, Sandra L. DeRita (if she survives) during her lifetime. Such benefit shall be paid monthly for a period not to exceed one hundred twenty (120) months, commencing on the Employee’s Benefit Commencement Date.
     5. Involuntary Termination.
     (a) If the Employee’s Service is terminated involuntarily by the Company for any reason other than Cause, the Employee shall be given credit for Service for,

and for the purpose of crediting Service shall be deemed to be an employee of the Company during, the period from the date of his termination of employment to the first day of the month following the earlier of (i) the date he attains age sixty-five (65) or (ii) the date of his death, notwithstanding the fact that he is not an employee of the Company during such period.
     (b) For purposes of this Paragraph 5, “Cause” means:
     (i) The willful and continued failure of Employee to perform his duties as an employee of the Company;
     (ii) An action by Employee which involves willful misfeasance or gross negligence in connection with the performance of his duties as an employee of the Company;
     (iii) Conviction of Employee of the commission of any criminal offense which involves dishonesty or breach of trust; or
     (iv) Any intentional breach by Employee of a material term, condition or covenant of this Agreement or any other agreement between Employee and the Company.
     6. Change in Control.
     (a) For all purposes of Paragraphs 3 and 4 of this Agreement and the deferred compensation arrangement described in the Employment Letter, if the Employee’s Service is terminated for any reason following a Change in Control of the Company the Employee shall be given credit for Service for, and for the purpose of crediting Service shall be deemed to be an employee of the Company during, the period from the date of his termination of employment to the first day of the month following the earlier of (i) the date he attains age sixty-five (65) or (ii) the date of his death, notwithstanding the fact that he is not an employee of the Company during such period.
     (b) For purposes of this Paragraph 6, “Change in Control” means the acquisition by any person, entity or group of persons within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (“Act”), or comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d promulgated under the Act) of 25% or more of either the outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally, or the approval by the Company’s stockholders of any merger, consolidation or other reorganization with respect to which persons who were stockholders of the Company immediately prior to such reorganization do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized Company’s then outstanding securities, or the sale of all or substantially all of the Company’s assets, or a liquidation or dissolution of the Company.
     7. Noncompetition and Nondisclosure. The Employee recognizes and acknowledges that incident to his employment by the Company he has access to certain confidential information with has significant competitive value and is known only to the Company and its authorized personnel. This information includes (but is not limited to) vendor and customer lists, prices and pricing structures, marketing plans, engineering and manufacturing designs and techniques, and other information concerning the manner in which the Company’s business is conducted. The Employee further acknowledges that such information is the unique and valuable property of the Company. Therefore, the Employee agrees that he will not at any time, either before or after the termination of his employment for any reason, use for the benefit of any person other than the Company, or disclose to any other person, any such confidential information. In addition, during the remaining period of his employment and for a period of one (1) year thereafter, the Employee will not directly or indirectly, either alone or with any other person:
     (a) Solicit or enter into any contractual relationship with any customer of the Company or any of the Company’s employees or agents, without the prior written consent of the Company; nor
     (b) As an owner, employee, partner, shareholder, independent contractor or otherwise, establish or engage in any business, enterprise or other activity involving the manufacture, production, machining or sale of gray iron castings in competition with the business of the Company;
     (c) For purposes of the foregoing provisions of this Paragraph 8, the term “Company” shall include the Company and any direct or indirect subsidiary of the Company.
In the event of a material breach of any of the covenants contained in this Paragraph 8, if the Employee does not substantially cure such breach within ten (10) business days of receiving written notice of the breach from the Company, thereafter no benefits shall be payable to or on behalf of the Employee or his beneficiaries under this Agreement; and in such case the Company shall be entitled (in addition to any other remedy available at law or in equity) to the enforcement of such covenants by injunctive relief and to the recovery of damages, including a reasonable sum for its attorneys’ fees and expenses.
     8. Facility of Payment. Notwithstanding any other provision of this Agreement, if the Employee or any beneficiary entitled to payments under this Agreement in the Company’s opinion becomes incapacitated and unable to manage his financial affairs, the Company may make such payments to his legal representative or to a relative or friend for his benefit or may otherwise make payments for the benefit of such person in any manner that it considers advisable; and any such payment shall be a full and complete discharge of the Company’s liability for such payment.
     9. No Assignment; Binding Effect. This is a personal services contract which is not assignable by the Employee. Neither shall the Employee nor any beneficiary assign, grant a security interest in or otherwise transfer his right or interest in any benefit under this Agreement, nor shall any such right or interest be subject to attachment, garnishment, levy, execution or other legal or equitable process. However, the Company may assign its rights under this Agreement by operation of law or to a parent or subsidiary corporation or a successor by merger or consolidation; and subject to the foregoing provisions of this paragraph, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns, personal representatives, heirs, legatees and beneficiaries.
     10. Additional Conditions.
     (a) The Company in its discretion may elect to fund the benefits under this Agreement through insurance owned and maintained by the Company on the

Employee’s life. In such event the Employee shall cooperate with the Company by providing such necessary information and undergoing such examinations as the insurance carrier(s) may reasonably require.
     (b) The benefits provided to the Employee hereunder shall at all times be a general, unsecured and unfunded obligation of the Company. This Agreement shall not give any person any right or security interest in any asset of the Company, nor shall it imply any trust or segregation of assets by the Company.
     11. Provisions Which Survive. The provisions of Paragraphs 3 through 10 (as well as any other provision necessary for these paragraphs to be effective) shall survive the termination of the Employee’s employment and the termination of this Agreement for any reason.
     12. Entire Agreement. This Agreement shall terminate and supersede all prior agreements except the Employment Letter, whether written or oral, with respect to the subject matter of this Agreement, and excepting the Employment Letter this Agreement represents the entire agreement between the parties with respect to such matters. This Agreement may be amended or revoked only by an Agreement in writing between the Company and the Employee.
     13. Severability. If any provision of this Agreement or its application to any person or circumstance shall be invalid or unenforceable to any extent or in any jurisdiction, the remainder of this Agreement and the application of its provisions to other persons or circumstances and in other jurisdictions shall not be affected and shall be in force to the extent permitted by law.

     14. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either the Company or the Employee.
     15. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Indiana as if the Agreement were wholly to be performed in the State of Indiana.
     EXECUTED on the date first stated above.

COMPANY THE DALTON FOUNDRIES, INC.
By:	/s/ K. L. Davidson
K. L. Davidson, Chairman and Chief
Executive Officer

EMPLOYEE
/s/ J. L. DeRita
J. L. DeRita

DALTON
Dalton Corporation
July 31 , 2001
Mr. J. L. DeRita, President
Dalton Corporation
P.O. Box 230
Warsaw, IN 46581-0230
Dear Joe:
     In consideration of your continued employment by Dalton Corporation (“Company”), this letter is signed and delivered to you for the purpose of correcting an ambiguity in Paragraph 3(b) of the Agreement for Payment of Supplemental Benefits executed between you and the Company under date of April 26, 1995.
     It is agreed that Paragraph 3(b) is hereby amended to include the following additional sentence:
     “Such payments shall be continued during the Employee’s lifetime, but in the event of the Employee’s death before the one hundred twenty (120) monthly payments are completed, such payments shall be continued by the Company to the Employee’s spouse, Sandra L. DeRita (if she survives), during her lifetime until the earlier of her death or the expiration of such 120 months.”
     Please indicate your acceptance of this Amendment by signing and returning to me the enclosed copy of this letter.

Sincerely yours,
/s/ William M. Barrett
William M. Barrett

     Accepted this 31st day of July, 2001.

/s/ J. L. DeRita
J. L. DeRita

General Office
P.O.Box 230
Warsaw, IN 46581-0230
(219) 267-8111